Exhibit 23.6
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-185318) and Form S‑3ASR (No. 333-214759) of Jefferies Financial Group Inc. of our report dated March 9, 2017, except as to the revision of the statement of cash flows described in Note 2, which is dated March 14, 2018, relating to the financial statements of National Beef Packing Company, LLC, which appears in this Form 10-K/A of Jefferies Financial Group Inc.
/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
March 28, 2019